Exhibit 23.3

CONSENT OF J.H. COHN LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Velocity Express Corporation on Form S-1 (File No. 333-132132) of our report dated March 29, 2006 with respect to our audits of the consolidated financial statements of CD&L, Inc. as of and for the years ended December 31, 2005 and 2004, which report is included in the Form 8-K/A dated July 3, 2006, as amended September 19, 2006, previously filed by Velocity Express Corporation. We also consent to the reference to our firm under the caption “Experts” in the prospectus of the registration statement.

/s/ J.H.Cohn LLP

Roseland, New Jersey

October 27, 2006